Exhibit 99.1

THORATEC ANNOUNCES INTENTION TO OFFER $125 MILLION
SENIOR SUBORDINATED CONVERTIBLE NOTES

          (PLEASANTON, CA), May 17, 2004—Thoratec Corporation (NASDAQ: THOR), today announced its intention to commence an offering, subject to market conditions, of senior subordinated convertible notes due 2034 with gross proceeds to the company of $125 million to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, number of shares issuable upon conversion of the notes, investor put rights and company redemption rights are to be determined by negotiations between the company and the initial purchaser of the notes.

          Thoratec expects to grant the initial purchaser a 30-day option to purchase up to an additional 15% of principal amount of senior subordinated convertible notes. Thoratec intends to use a portion of the net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the notes and to purchase up to $60 million of shares of its common stock in connection with the offering pursuant to the company’s stock repurchase program. Thoratec intends to use the balance of the net proceeds from the offering for general corporate purposes, which may include additional stock repurchases, strategic investments or acquisitions. Pending such uses, Thoratec intends to invest the net proceeds in interest bearing, marketable securities.

          This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

          The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

TNR-358	Continued. . . . .

Thoratec Announces Intention to Offer $125 Million

Corporate Headquarters
Thoratec Corporation   6035 Stoneridge Drive, Pleasanton, CA 94588   Tel 925-847-8600   Fax 925-847-8574   www.thoratec.com

Burlington Office	Rancho Cordova Office
23 Fourth Avenue, Burlington, MA 01803	2945 Kilgore Road, Rancho Cordova, CA 95670
Tel 781-272-0139 Fax 781-852-8390	Tel 916-852-2833 Fax 916-638-3216

Senior Subordinated Convertible Notes

          The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, whether or not Thoratec will offer the notes or consummate the offering, the anticipated terms of the notes and the offering, and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Thoratec’s most recent filings with the Securities and Exchange Commission, including it’s Form 10-K for the fiscal year ended January 3, 2004. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Investor Contact Information:	Media Contact Information:
Wayne Boylston	Susan Benton/Jennifer Chan
Chief Financial Officer	FischerHealth, Inc.
(925) 847-8600	(310) 577-7870 x 166/164
sbenton@fischerhealth.com
jchan@fischerhealth.com

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